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                                                                   EXHIBIT 99.1

THURSDAY AUGUST 3, 7:00 AM EASTERN TIME

PRESS RELEASE

SOURCE: DDi Corporation

DDI CORP. AGREES TO PURCHASE ASSETS OF
AUTOMATA INTERNATIONAL

HIGHLIGHTS:

-- EXCEPTIONAL TECHNOLOGY TO PROVIDE HIGHER AVERAGE PANEL LAYER COUNT

-- EXPANDS CAPACITY TO SERVICE EXPLOSIVE INDUSTRY DEMAND FOR COMPLEX PRINTED CIRCUIT BOARDS

-- EXTENDS GEOGRAPHIC FOOTPRINT TO EASTERN SEABOARD

ANAHEIM, Calif., Aug. 3 /PRNewswire/ -- DDi Corp. (Nasdaq: DDIC - news), a leading provider of time-critical, technologically advanced design, development and manufacturing services for the electronics industry, today announced its intent to acquire the assets of Automata International, Inc., a Virginia-based manufacturer of technologically advanced printed circuit boards (PCBs). Automata International filed for Chapter 11 bankruptcy protection on June 23, 2000 and filed with the bankruptcy court an agreement by which DDi would acquire the manufacturing facility, fixed assets and other assets of Automata International. The bankruptcy court approved the transaction today, with a sale price of approximately $20 million in cash. The closing is expected to occur this week.

Acquisition Provides Strategic East Coast Presence

DDi Corp. has viewed Automata International as an attractive acquisition target for several years, according to President and Chief Executive Officer Bruce McMaster. "We have been looking for an opportunity to establish a manufacturing presence on the East Coast. We will not only achieve that objective, but, importantly, we view this as an opportune acquisition in terms of gaining additional capacity immediately. The market for PCB products and assembly is incredibly active, and while the electronics manufacturing services industry as a whole is trying to manage production levels at all time highs, we will be able to address an even larger part of that market. The additional 100,000 square feet of manufacturing space will increase our present PCB manufacturing capabilities by over 30%, enabling us to service our existing customers even more efficiently while stepping up our outbound sales and marketing efforts."

Automata -- Leading Reputation for Technology

With its top engineering and manufacturing talent, Automata has achieved a strong reputation within the electronics manufacturing services (EMS) industry for the exceptional level of technology it delivers. In

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its 25-year history, Automata has established an average panel layer count of 14 to 16 layers per PCB, among the highest in the industry. Automata's technological operations would complement DDi's time-critical design and manufacturing of complex PCBs and would immediately incease its average panel layer count available to customers.

About DDi Corp.

DDi Corp. (Nasdaq: DDIC - news) is the parent of DDi Intermediate Holdings Corp., DDi Capital Corp., Dynamic Details, Incorporated and MCM Electronics Ltd. DDi Capital Corp. and Dynamic Details, Inc. have outstanding public bonds. DDi is a leading provider of time-critical, technologically advanced design, development and manufacturing services. Headquartered in Anaheim, California, with design and manufacturing facilities across the U.S. and in England, DDi and its subsidiaries service over 1,900 customers worldwide.

This press release contains information about future expectations, plans and prospects that may constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results or developments may differ materially from those projected or implied in the forward-looking statements. More information about the risks and challenges faced by DDi Corp., Dynamic Details, Incorporated, DDi Intermediate Holdings Corp. and DDi Capital Corp. is contained in the Securities and Exchange Commission filings made by these entities.

SOURCE: DDi Corporation